                                                                   EXHIBIT 4.1

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE OR SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH SECURITIES ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS CORPORATION, IS AVAILABLE.

THE TRANSFER OR EXCHANGE OF THE WARRANTS REPRESENTED BY THIS
CERTIFICATE IS RESTRICTED IN ACCORDANCE WITH EXHIBIT I REFERRED TO
HEREIN.

          EXERCISABLE ON AND AFTER 9:00 A.M., EASTERN STANDARD TIME,
                                JANUARY 1, 1999
             UNTIL ON OR BEFORE 5:30 P.M., EASTERN STANDARD TIME,
                               DECEMBER 31, 2001


NO. W-1                                            WARRANT TO PURCHASE 150,000
                                                   SHARES OF COMMON STOCK


                              WARRANT CERTIFICATE

         THIS WARRANT CERTIFICATE certifies that J.B. Sutton Group, LLC, a limited liability company, is the registered holder (the "Holder") of 150,000 Warrants (the "Warrants") to purchase, at any time from 9:00 a.m., Eastern Standard time, on January 1, 1999 until 5:30 p.m., Eastern Standard time, on December 31, 2001 (the "Expiration Date"), in increments according to Exhibit I hereto, up to 150,000 fully paid and nonassessable shares of common stock, $.05 par value ("Common Stock"), of Eastbrokers International Incorporated, a Delaware corporation (the "Company"), at the initial exercise price, subject to adjustment in certain events (the "Exercise Price"), of $4.00 per share of Common Stock upon surrender of this Warrant Certificate and payment of the Exercise Price at the office of the Company located at 15245 Shady Grove Road, Suite 340, Rockville, Maryland 20850, or any successor office, but subject to the conditions set forth herein and in Exhibit I hereto. Payment of the Exercise Price shall be made in accordance with the provisions of Exhibit I.

         No Warrant may be exercised after 5:30 p.m., Eastern Standard time, on the Expiration Date, at which time all Warrants evidenced hereby, unless exercised prior thereto, shall thereafter be void. If the Expiration Date shall in the State of Maryland or in such other jurisdiction in which the principal executive offices of the Company are located at the time, be a holiday or a day on which banks are authorized to close, the Expiration Date shall mean 5:30 p.m., Eastern Standard Time, the next following day which, in the State of Maryland or such other jurisdiction, is not a holiday or a day on which banks are authorized to close.

         The Warrants evidenced by this Warrant Certificate are subject to the provisions of Exhibit I hereto, which Exhibit I is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the holders (the words "holders" or "holder" meaning the registered holders or registered holder) of the Warrants.

         Exhibit I hereto provides that upon the occurrence of certain events the Exercise Price and the type and/or number of the Company's securities issuable thereupon may, subject to certain conditions, be adjusted. In such event, the Company will, at the request of the holder, issue a new Warrant Certificate evidencing the adjustment in the Exercise Price and the number and/or type of securities issuable upon the exercise of the Warrants; provided, however, that the failure of the Company to issue such new Warrant Certificates shall not in any way change, alter, or otherwise impair the rights of the holder as set forth in Exhibit I.

         Upon due presentment for registration of transfer of this Warrant Certificate at the office of the Company located at 15245 Shady Grove Road, Suite 340, Rockville, Maryland 20850, or any successor office, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided herein and in Exhibit I, without any charge except for any tax or other governmental charge imposed in connection with such transfer.

         Upon the exercise of less than all of the Warrants evidenced by this Certificate, the Company shall forthwith issue to the holder hereof a new Warrant Certificate representing such number of unexercised Warrants.

         All terms used in this Warrant Certificate which are defined in
Exhibit I hereto shall have the meanings assigned to them in such exhibit.

         IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed under its corporate seal.

Dated:  March 27, 1997                            EASTBROKERS INTERNATIONAL
                                                  INCORPORATED



[Corporate Seal]                                  By: /s/ Martin A. Sumichrast
                                                     --------------------------

                         FORM OF ELECTION TO PURCHASE


THE UNDERSIGNED hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to purchase ____________ shares of Common Stock and herewith tenders payment for such securities all in accordance with the terms of the Warrant Certificate and related Exhibit I. The undersigned requests that a certificate for such securities be registered in the name of ____________________________ whose address is __________________ and that such
Certificate be delivered to ____________________________ whose address is_________________________________.



Dated:

                                   Signature
                                            -----------------------------------
                                   (Signature must conform in all respects to name of holder as specified on the face of the Warrant Certificate)



                                   --------------------------------------------
                                   (Insert Social Security or Other Identifying
                                   Number of Holder)



                                   --------------------------------------------
                                   Signature Guarantee

                                   EXHIBIT I


         Section 1. Exercise of Warrant. The Warrants shall not be exercisable prior to January 1, 1999 (the "First Exercise Date"). Notwithstanding the foregoing, the Warrants shall become fully exercisable immediately:

                  (a) if there occurs any transaction (which shall included a series of transactions occurring within 60 days or occurring pursuant to a plan), that has the result that stockholders of Eastbrokers International Incorporated, a Delaware corporation (the "Company"), immediately before such transaction cease to own at least 51 percent of the voting stock of the Company or of any entity that results from the participation of the Company in a reorganization, recapitalization, consolidation, merger, share exchange liquidation or any other form of corporate transaction;

                  (b) if the stockholders of the Company shall approve a plan of merger, consolidation, share exchange, reorganization, recapitalization, liquidation or dissolution in which the Company does not survive, unless (i) the approved merger, consolidation, share exchange reorganization, recapitalization, liquidation or dissolution is subsequently abandoned, or (ii) the entity surviving or resulting from such transaction (x) is controlled by substantially the same persons as was the Company, (y) assumes all obligations of the Company under the Warrants, and (z) has a financial condition and operations substantially equivalent or superior to those the Company immediately prior to the transaction; or

                  (c) if the stockholders of the Company shall approve a plan for the sale, lease, exchange or other disposition of all or substantially all the property and assets of the Company (unless such plan is subsequently abandoned).

         The Warrants are exercisable at an Exercise Price (as defined in Section 3.2 hereof) per share of common stock, $.05 par value per share (the "Common Stock"), of the Company set forth in Section 3 hereof (subject to adjustment as provided in Section 5 hereof) payable by certified or official bank check. Payment of the Exercise Price may also be made by delivering a properly executed Form of Election to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds to pay the Exercise Price. Upon surrender of a Warrant Certificate with the annexed Form of Election to Purchase duly executed, together with payment of the Exercise Price for the shares of the Common Stock purchased to the Company's principal offices in Maryland (presently located at 15245 Shady Grove Road, Suite 340, Rockville, Maryland 20850), the registered Holder of a Warrant Certificate shall be entitled to receive a certificate or certificates for the shares of Common Stock so purchased. The purchase rights represented by each Warrant Certificate are exercisable at the option of the Holder thereof, in whole or in part (but not as to fractional shares of the Common Stock underlying the Warrants). In the case of the purchase of less than all the shares of Common Stock purchasable under any Warrant Certificate (the "Warrant Shares") the Company shall cancel said Warrant Certificate upon the surrender thereof and shall execute and deliver a new Warrant Certificate of like tenor for the balance of the shares of Common Stock purchasable thereunder.

         Section 2. Issuance of Certificates. Upon the exercise of the Warrants, the issuance of certificates for shares of Common Stock shall be made forthwith (and in any event within ten (10) business days thereafter) without charge to the Holder thereof including, without limitation, any tax which may be payable in respect of the issuance thereof, and such certificates shall be issued in the name of, or in such names as may be directed by, the Holder thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificates in a name other than that of the Holder and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid and the requirements of all applicable securities laws have been met.

         The certificates representing the Warrant Shares shall be executed on behalf of the Company by the manual or facsimile signature of the then present Chairman or Vice Chairman of the Board of Directors or the President and also by the Secretary of the Company under its corporate seal reproduced thereon.

         Section 3. Exercise Price.

         3.1 Initial and Adjusted Exercise Price. Except as otherwise provided in Section 5 hereof, the exercise price of each Warrant shall be $4.00 per share of Common Stock. The adjusted exercise price shall be the price which shall result from time to time from any and all adjustments of the initial exercise price in accordance with the provisions of Section 5 hereof.

         3.2 Exercise Price. The term "Exercise Price" as used herein shall mean the initial exercise price or the adjusted exercise price, depending upon the context.

         Section 4. Restrictions on Transfer: Registration Rights.

         4.1 Representations. The Holder of the Warrants represents, warrants and agrees to the following:

         (a) The Holder understands that neither the Warrants nor the Warrant Shares have been registered under applicable state and federal securities laws, and that such Warrants or Warrant Shares cannot be resold or transferred unless they are so registered, or unless such transfer qualifies for an exemption from such registration;

         (b) The Holder is acquiring the Warrants for investment purposes only, and not with a view towards resale or distribution;

         (c) The Holder understands that all certificates which represent the Warrants issued to it will bear a legend which incorporates these restrictions;

         (d) The Holder is familiar with the business and financial condition of the Company, has been provided access and an opportunity to review all filings with the Securities and Exchange Commission ("Commission"), material agreements, books and records of the Company and has been afforded an opportunity to question the executive officers of the Company with respect to the foregoing; and

         (e) The Holder is an "accredited investor" within the meaning of the Securities Act.

         4.2 Transferability of Warrants. The Warrants are not transferrable and may be exercised only by the Holder.

                  4.3 Securities Act of 1933 Legend. The Warrant and the Warrant Shares have not been registered under the Securities Act. Upon exercise of the Warrants, in part or in whole, the certificates representing the Warrant Shares shall bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT OR SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS CORPORATION, IS AVAILABLE.

                  4.4 Required Registration.

                  (a) Piggyback Registration. If the Company shall, prior to the Expiration Date, determine to register any of its securities for its own account or the account of a security holder or holders exercising their respective demand registration rights (other than pursuant to this Section), excluding a registration relating solely to a Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will:

                           (i) promptly give to each Holder written notice
                  thereof, and

                           (ii) use its best efforts to include in such
                  registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Warrant Shares specified in a written request or requests, made by any Holder and received by the Company within twenty (20) days after the written notice from the Company described in clause (i) above is mailed or hand delivered by the Company. Such written request may specify all or a part of a Holder's Warrant Shares.

         The Holder agrees to sell their Warrant Shares on the same terms as the sale of other shares of Common Stock in the offering and agree to execute such documents as shall be reasonably requested by the Company or its counsel in connection with such offering.

         If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holder as a part of the written notice given pursuant to this Section. In such event, the right of any Holder to registration pursuant to this Section shall be conditioned upon such Holder's participation in such underwriting to the extent provided herein and such Holder's written agreement not to sell or otherwise dispose of the Warrant Shares in the underwriting to the extent provided herein and such Holder's written agreement not to sell or otherwise dispose of the Warrant Shares for such period of time as may be required by the underwriter or underwriters. Any Holder proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company. Notwithstanding the other provisions of this Section 4.4(a), the Company shall not be required to include any of Holder's Warrant Shares in an underwriting if, in the opinion of the underwriters, such inclusion will jeopardize the success of the offering.

                  (b) Demand Registration. In the event that the Holder has not been offered at any time during 1999 the opportunity pursuant to Section 4.4(a) to have its shares included in a registration statement filed under the Securities Act, the Holder shall have the one time right to demand by written notice to the Company that the Company prepare and file under the Securities Act a registration statement with the Securities and Exchange Commission (the "Commission") within 60 days following its receipt of such notice and will use its best efforts to have such registration statement declared effective as soon as possible and to keep such registration statement effective for a period of at least 120 days.

                           The Company shall be entitled to postpone the filing
of any registration statement pursuant to this Section 4.4(b) otherwise required to be prepared and filed by it if (i) the Company is engaged in a material acquisition, reorganization, or divestiture, (ii) the Company is currently engaged in a self-tender or exchange offer and the filing of a registration statement would cause a violation of Rule 10b-6 under the Securities Exchange Act of 1934, (iii) the Company is engaged in an underwritten offering and the managing underwriter has advised the Company in writing that such a registration statement would have a material adverse effect on the consummation of such offering or (iv) the Company is subject to an underwriter's lock-up as a result of an underwritten public offering and such underwriter has refused in writing the Company's request to waive such lock-up. In the event of such postponement, the Company shall be required to file the registration statement pursuant to this Section 4.4(b), within sixty
(60) days of the consummation of the event requiring such postponement.

                  (c) Miscellaneous. The Holder acknowledges that it has been advised that it may be required under the rules, regulations or policies of the Commission to exercise the Warrants prior to the registration statement relating to the Warrant Shares being declared effective under the Securities Act.

                  (d) Expenses of Registration. All registration expenses incurred in connection with any registration, qualification, or compliance pursuant to this Section (including filing fees, printing expenses, blue sky fees, and fees and expenses of the Company's counsel and accountants) shall be borne by the Company. All expenses incurred by the Holders for their own counsel or accountants and all selling expenses relating to securities so registered (including underwriter discounts and commissions) shall be borne by holders of securities so registered on their behalf.

                  (e) Indemnification

                           (i) The Company will indemnify each Holder, each of
its officers, directors and partners, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration. qualification, or compliance has been effected pursuant to this Section, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like), incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such Holder, each of its officers, directors, partners, legal counsel, and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or underwriter and stated to be specifically for use therein. It is agreed that the indemnity agreement contained in this Section shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent has not been unreasonably withheld).

                           (ii) Each Holder will, if Warrant Shares held by him
are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify the Company, each of its directors, officers, partners, legal counsel, and accountants and each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of the Company's securities covered by such registration statement, each person who controls the Company or such underwriter within the meaning of
Section 15 of the Securities Act, each other such Holder and other shareholders, and each of their officers, directors, and partners, and each person controlling such Holder or other shareholders, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, other shareholders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein;
provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnify under this Section exceed the gross proceeds from the offering received by such Holder.

         Section 5. Adjustments to Exercise Price and Number of Shares.

         5.1 Subdivision and Combination. In case the Company shall at any time: (i) subdivide the outstanding shares of Common Stock into a larger number of shares, (ii) combine the outstanding shares of Common Stock into a larger number of shares, (iii) declare a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, or (iv) issue by reclassification of its Common Stock any shares of its capital stock, the Exercise Price in effect immediately after the record date for such dividend or distribution on the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately before such dividend, distribution, subdivision, combination or reclassification, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such dividend, distribution, subdivision combination or reclassification. Such adjustment shall be made successively whenever any event specified above shall occur.

         5.2 Adjustment in Number of Warrant Shares. Upon each adjustment of the Exercise Price pursuant to the provisions of this Section 5, the number of Warrant Shares issuable upon the exercise of each Warrant shall be adjusted to the nearest full share by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares issuable upon exercise of the Warrants immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

         5.3 Definition of Common Stock. For the purposes of this Agreement, the term "Common Stock" shall mean: (i) the class of stock designated as Common Stock in the Memorandum of Association of the Company as may be amended as of the date hereof, or (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value.

         5.4 Merger or Consolidation. (a) In case the Company after the date hereof: (i) shall consolidate with or merge into any other person and shall not be the continuing or surviving corporation of such consolidation or merger, or (ii) shall permit any other person to consolidate with or merge into the Company and the Company shall be the continuing or surviving person but, in connection with such consolidation or merger, the Common Stock shall be changed into or exchanged for stock or other securities or any other person or cash or any other property, or (iii) shall transfer all or substantially all of its properties or assets to any other person, or (iv) shall effect a capital reorganization or reclassification of the Common Stock (other than a capital reorganization or reclassification resulting in the issue of additional shares of Common Stock for which adjustment in the Exercise Price is provided in this Section 5), then, and in the case of each such transaction, proper provision shall be made so that, upon the basis and the terms and in the manner provided herein, the Holder of the Warrants, upon the exercise thereof immediately after the consummation of such transaction (to the extent such Warrants are then exercisable), shall be entitled to receive (at the aggregate Exercise Price in effect a the time of such consummation for all Common Stock issuable upon such exercise immediately prior to such consummation), in lieu of the Common Stock, the highest amount of securities, cash or other property to which such Holder would actually have been entitled as a shareholder upon such exercise immediately prior to such consummation if such Holder had exercised the rights represented by the Warrants immediately prior thereto, subject to adjustments (subsequent to such consummation) as nearly equivalent as possible to the adjustments provided for in this Section 5.

         5.5 Assumption of Obligations. Notwithstanding anything contained in the Warrants to the contrary, the Company will not effect any of the transactions described in clauses (i) through (iv) of Section 5.4 unless, prior to the consummation thereof, each person (other than the Company) which may be required to deliver any stock, securities, cash or property upon the exercise of the Warrants as provided herein shall assume, by written instrument delivered to the Holder of the Warrants, (a) the obligations of the Company under the Warrants (including this Exhibit I) (and if the Company shall survive the consummation of such transaction, such assumption shall be in addition to, and shall not release the Company from, any continuing obligations of the Company under this Exhibit I and the Warrants) and (b) the obligation to deliver to such Holder such shares of stock, securities, cash or property as, in accordance with the foregoing provisions of this Section 5, such Holder may be entitled to receive, and such person shall have similarly delivered to such Holder an opinion of counsel for such person stating that the Warrants (including Exhibit I) shall thereafter continue in full force and effect and the terms hereof (including, without limitation, all of the provisions of this Section 5) shall be applicable to the stock, securities, cash or property which such person may be required to deliver upon any exercise of the Warrants or the exercise of any rights pursuant hereto.

         5.6 Dividends and Other Distribution. If, at any time or from time to time after the date of this Warrant, the Company shall issue or distribute to the holders of shares of Common Stock, evidence of its indebtedness, any other securities of the Company or any cash, property or other assets (excluding a subdivision, combination or reclassification, or dividend or distribution payable in shares of Common Stock, referred to in Section 5.1, and also excluding cash dividends or cash distributions paid out of net profits legally available therefor if the full amount thereof, together with the value of other dividends and distributions made substantially concurrently therewith or pursuant to a plan which includes payment thereof, is equivalent to not more than 5% of the Company's net worth) (any such non-excluded event being herein called a "Special Dividend"), the Exercise Price shall be adjusted by multiplying the Exercise Price then in effect by a fraction, the numerator of which shall be the then current market price of he Common Stock (defined as the average for the thirty consecutive business days immediately prior to the record date of the daily closing prices as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") Stock Market's National Market, or if not then listed on the NASDAQ National Market, the average of the highest reported bid and lowest reported asked prices as reported by the NASDAQ, or if not then publicly traded, as the fair market price as determined by the Company's Board of Directors less the fair market value (as determined by the Company's Board of Directors) of the evidences of indebtedness, cash, securities or property, or other assets issued or distributed in such Special Dividend applicable to one share of Common Stock and the denominator of which shall be such then current market price per share of Common Stock. An adjustment made pursuant to this Section
5.6 shall become effective immediately after the record date of any such Special Dividend.

         5.7 Other Dilutive Events. In cash any event shall occur as to which the other provisions of this Section 5 are similar, but not strictly applicable but as to which the failure to make any adjustment would not fairly protect the purchase rights represented by the Warrants (including this Exhibit I) in accordance with the essential intent and principles hereof then, in each such case, the Holders collectively may appoint a firm of independent public accountants of recognized national standing acceptable to the Company, which shall give their opinion a to the adjustment, if any, on a basis consistent with the essential intent and principles established herein, necessary to preserve the purchase rights represented by the Warrants (including this Exhibit I). Upon receipt of such opinion the Company will promptly mail a copy thereof to the Holders and shall make the adjustments described therein. The fees and expenses of such independent public accountants shall be borne by the Company. The issuance by the company of shares of capital stock, including, without limitation, shares of Common Stock, for consideration less that the Exercise Price, or the issuance of convertible securities or derivative securities, convertible into shares of capital stock at a conversion price or exercise price less than the Exercise Price shall not be deemed an event that requires an adjustment under this
Section 5.7.

         5.8 Notice of Adjustment Events. Whenever the Company contemplates the occurrence of an event which would give rise to adjustments under this
Section 5, the Company shall mail to each Holder, at least thirty (30) days prior to the record date with resect to such event or, if no record date shall be established, at least thirty (30) days prior to such event, a notice specifying: (i) the nature of the contemplated event, (ii) the date of which any such record is to be taken for the purpose of such event, (iii) the date on which such event is expected to become effective and (iv) the time, if any is to be fixed, when the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable in connection with such event.

         5.9 Notice of Adjustments. Whenever the Exercise Price or the kind of securities or property issuable upon exercise of the Warrants, or both, shall be adjusted pursuant to this

Section 5, the Company shall make a certificate signed by its President or a Vice President and by its Chief Financial Officer, Secretary or Assistant Secretary, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method of which such adjustment was calculated (including a description of the basis on which the Company made any determination hereunder), and the Exercise Price and the kind of securities or property issuable upon exercise of the Warrants after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by first class mail postage prepaid) to each Holder promptly after each adjustment.

         5.10 Preservation of Rights. The Company will not, by amendment of its Memorandum of Association or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Warrants (including this Exhibit I) or the rights represented thereby, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders of the Warrants against dilution or other impairment.

         5.11 When No Adjustment Required. No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least $0.05 per share of Common Stock; provided, however, that any adjustments which by reason of this Section 5.11 are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further, however, that adjustments shall be required and made in accordance with the provisions of this Section 5 (other than this Section 5.11) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the Holders of the Warrants. All calculations under this Section 5 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this Section 5 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Exercise Price, in addition to those required by this
Section 5, as it in its discretion shall deem to be advisable in order than any stock dividend, subdivision of shares or distribution of rights to purchase stock or securities convertible or exchangeable for stock hereafter made by the Company to its shareholders shall not be taxable.

         Section 6. Exchange and Replacement of Warrant
                      Certificates.

         Each Warrant Certificate is exchangeable without expense, upon the surrender thereof by the registered Holder at the principal executive office of the Company, for a new Warrant Certificate of like tenor and date representing in the aggregate the right to purchase the same number of Warrant Shares in such denominations as shall be designated by the Holder thereof at the time of such surrender.

         Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Warrants, if mutilated, the Company will make and deliver a new Warrant Certificate of like tenor, in lieu thereof.

         Section 7. Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of shares of Common Stock upon the exercise of the Warrants, nor shall it be required to issue scrip or pay cash in lieu of fractional interests, it being

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



the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of shares of Common Stock.

         Section 8. Reservation of Securities. The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon the exercise of the Warrants, such number of shares of Common Stock as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Warrants and payment of the Exercise Price therefor, all shares of Common Stock shall be duly and validly issued, fully paid, nonassessable and not subject to the preemptive rights of any shareholder.

         Section 9. Income Tax Implications. Based upon current law, Holder will be subject to income tax upon exercise of the Warrants. Upon a subsequent disposition of such Warrant Shares, Holder will be subject to further taxation. The Company or its subsidiaries, as appropriate, shall have the right to deduct from all amounts paid in cash, any federal, state or local taxes as required by law to be withheld from such payments, and in the case of issuances of Warrant Shares, the Holder may be required to pay the Company or its subsidiary, as appropriate, the amount of any such taxes which the Company or its subsidiary is required to withhold with respect to such Warrant Shares. The foregoing is a brief summary of the Holder's tax consequences with respect to the Warrants and is not intended to be a complete statement of such consequences. Holder agrees to seek advice from his professional tax advisor prior to exercise of the Warrants or sale of the underlying Warrant Shares.

         Section 10. Notices to Warrant Holders. Nothing contained in this
Exhibit I shall be construed as conferring upon the Holders the right to vote or to consent or to receive notice as a shareholder in respect of any meetings of shareholders for the election of directors or any other matter, or as having any rights whatsoever as a shareholder of the Company. If, however, at any time prior to the expiration of the Warrants and their exercise, any of the following events shall occur:

         (a) the Company shall take a record of the holders of its shares of Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution payable; or

         (b) the Company shall offer to all the holders of its Common Stock any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor; or

         (c) a voluntary or involuntary dissolution, liquidation or winding-up of the Company (other than in connection with a consolidation or merger) or any capital reorganization, recapitalization or reclassification or a sale of all or substantially all of its property, assets and business as an entirety shall be proposed;

then, in any one or more of said events, the Company will mail to each Holder of a Warrant a notice specifying (i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, and (ii) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, sale, dissolution, liquidation or winding-up is to take place and the time, if any such time is to be fixed, as of which the holders securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, sale, dissolution, liquidation or winding-up. Such notice shall be mailed at least thirty (30) days prior to the date therein specified.

         Section 11.  Notices.

         All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given or made at the time delivered by hand if personally delivered; five calendar days after mailing if sent by registered or certified mail; when receipt is confirmed, if telecopied; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

                                     -10-